Filed Pursuant to Rule 424(b)(3)

File No. 333-254473

NUVEEN PREFERRED & INCOME OPPORTUNITIES FUND

(NYSE: JPC)

SUPPLEMENT DATED MARCH 24, 2022

TO THE FUND’S PROSPECTUS SUPPLEMENT, PROSPECTUS AND STATEMENT OF ADDITIONAL

INFORMATION (“SAI”) DATED MARCH 18, 2021, AS SUPPLEMENTED

Effective April 1, 2022, Thomas J. Ray and Susi Budiman will no longer co-manage the Nuveen Preferred & Income Opportunities Fund (the “Fund”) with Douglas Baker and Brenda A. Langenfeld. Mr. Baker and Ms. Langenfeld will assume sole responsibility for the portfolio management of the Fund.

Based on the foregoing, effective April 1, 2022, all references and information relating to Mr. Ray and Ms. Budiman are removed from the Fund’s Prospectus and SAI, and any supplements thereto.

Additionally, the Fund has clarified its policy related to the percentage of the Fund’s portfolio that may be invested in “preferred securities issued by companies located in emerging market countries.” Accordingly, effective immediately, each such reference to this policy, as it appears on the front cover page of both the Prospectus Supplement and Prospectus as well as under each section of the Prospectus Supplement, Prospectus and SAI titled “Investment Objectives and Policies,” is hereby deleted in its entirety and replaced with the following sentence:

The Fund may invest up to 5% of its Managed Assets in preferred securities issued by companies located in emerging market countries.

PLEASE KEEP THIS WITH THE

FUND’S PROSPECTUS SUPPLEMENT,

PROSPECTUS AND SAI

FOR FUTURE REFERENCE